For the fiscal year ended (a) 10/31/96
File number (c) 811-4930



                           SUB-ITEM 77C
       Submission of Matters to a Vote of Security Holders

     A Special Meeting of Shareholders was called for October 30, 1996. At such meeting the shareholders approved the following proposals:

     a) Approval that Edward D. Beach, Eugene C. Dorsey, Delayne Dedrick Gold, Robert F. Gunia, Harry A. Jacobs, Jr., Donald D. Lennox, Mendel A. Melzer, Thomas T. Mooney, Thomas H. O'Brien, Richard A. Redeker, Nancy
     H. Teeters and Louis A. Weil, III are duly elected to serve as Trustees of the Fund until the earlier to occur of (i) the next meeting of Shareholders at which Trustees are elected and until his or her successor shall have been duly elected and shall have qualified or
     (ii) their terms expire in accordance with the Fund's  retirement policy.

          b) Approval of the proposed amendment of the Fund's fundamental investment restriction regarding investment in shares of other investment companies, as described in such Fund's proxy statement.

          For                 Against             Abstain
          63,342,978               3,795,309           3,828,292

     C) Approval of the proposed elimination of the Fund's fundamental investment restriction relating to investment in securities of unseasoned issuers, as described in such Fund's proxy statement.

          For                 Against             Abstain
          61,026,171               5,522,333           4,418,075


     D) Approval of the proposed investment restrictions to permit an increase in the borrowing capabilities of the Fund
          For                 Against             Abstain
          60,690,174               5,784,514           4,491,891

     E) Approval of the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties.

          For                 Against             Abstain
          71,910,326               1,203,032           3,059,785
     F) In their discretion on any other business which may properly come before the meeting or any adjournment thereof.